EXHIBIT 99.1

[TNP ENTERPRISES, INC. LOGO]	NEWS

P. O. Box 2943, Fort Worth, TX 76113

FOR IMMEDIATE RELEASE

TNP Enterprises, Inc.	First Choice Power
Ted Babcock	Adam Carte–Investors
(516) 933-3105	(817) 377-5541
email: tbabcock@tnpe.com	email: acarte@tnpe.com

First Choice Power Announces Expansion of Agreement

With Constellation Power Source

FORT WORTH, Texas — October 29, 2003 — First Choice Power, Inc., today announced a long-term power supply agreement with Constellation Power Source, Inc., a subsidiary of Constellation Energy Group (NYSE: CEG), to extend and expand its existing agreement to supply certain of First Choice Power’s energy requirements.

The existing agreement to serve First Choice Power’s load obligation in Texas would have expired at the end of 2004. With the new agreement, Constellation will provide energy, Qualified Scheduling Entity services and related services through 2006. As part of the agreement, First Choice will grant a security interest in its accounts receivable to Constellation, providing First Choice with sufficient credit for its Texas operations.

The uniquely structured agreement provides First Choice Power with an attractive power price, which allows the company to offer competitive pricing, and it reduces the company’s overall business risk. Through the agreement, First Choice Power has the ability to fix its power costs and minimize the risks associated with conditions such as unforeseen weather.

The arrangement eliminates the need to replace or renew the revolving credit facility that expires Oct. 30, 2003, while allowing First Choice Power to offer more competitively priced power to customers. As a result, First

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Choice Power will not be closing the previously announced credit facility. With the new agreement First Choice is able to meet its working capital requirements without external financing.

Constellation and First Choice Power’s existing agreement was announced in May 2001. Through this alliance, Constellation serves as the Qualified Scheduling Entity for First Choice Power and sells power to serve First Choice Power’s load for its “price-to-beat” area – the service area served by Texas-New Mexico Power Company prior to the start of competition in 2002. This load represents approximately 1,100 megawatts. In addition, First Choice Power serves several hundred megawatts of competitively acquired load.

Through the expanded agreement, Constellation may also provide energy requirements for customers First Choice Power acquires competitively.

“First Choice Power’s strength in the energy market in Texas is its focus on building strong customer relationships. This agreement allows us to continue that focus on the service side of our business, while reducing financial risk associated with power supply,” said Manjit Cheema, president of First Choice Power.

Constellation Energy Group, Inc. the parent of Constellation Power Source, Inc., is a Fortune 500 company based in Baltimore and is the nation’s leading competitive supplier of electricity to large commercial and industrial customers. It owns and operates a diversified fleet of power plants throughout the United States. Additionally, Constellation markets energy nationally and manages the associated risks, providing value-added services for its customers. The company also delivers electricity and natural gas through the Baltimore Gas and Electric Company (BGE), its regulated utility in central Maryland. In 2002, the combined revenues of the integrated energy company totaled $4.7 billion.

First Choice Power, based in Fort Worth, Texas, is a retail electric

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provider serving consumers in the deregulated Texas market. It is a wholly owned subsidiary of TNP Enterprises, Inc.

Additional information regarding the power supply agreement can be obtained from First Choice Power Company’s Form 8-K filed today with the Securities and Exchange Commission.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Statement Regarding Forward Looking Information. The discussions in this news release that are not historical facts are forward looking statements, including, the ability to negotiate definitive agreements relating to the second and third phases of the proposed arrangement, and receipt of regulatory approvals described herein are based on current expectations. Actual results may differ materially. Among the factors that could cause the results to differ materially from expectations are the following: the ability of First Choice to obtain required regulatory approvals, the ability to negotiate and enter into definitive agreements relating to the transactions contemplated by the letter of intent; and other factors described from time to time in TNP Enterprises, Inc.’s reports filed with the Securities and Exchange Commission.

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